UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Act of 1934

Date of Report: February 3, 2005
Date of Earliest Event Reported: February 2, 2005

Commission file number 1-6450

GREAT LAKES CHEMICAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	95-1765035
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9025 NORTH RIVER ROAD, SUITE 400 INDIANAPOLIS, INDIANA	46240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 317-715-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02          Results of Operations and Financial Condition

The following information is being furnished pursuant to Item 2.02 and should not be deemed to be “filed” under the Securities Exchange Act of 1934.

On February 2, 2005, Great Lakes Chemical Corporation issued a press release announcing fourth quarter and full year 2005 results.  A copy of this release has been included as Exhibit 99.1 under Item 9.01.  In addition, on February 3, 2005, the company will hold a teleconference for analysts and media to discuss the second quarter results.  The teleconference will be web cast on the company’s web site.

The press release attached as Exhibit 99.1 contains non-GAAP financial measures such as adjusted (or “underlying”) income (loss) from continuing operations, diluted earnings per share, operating income (loss) and free cash flow.

Pursuant to the requirements of Regulation G, the company has provided, as part of the press release posted on its web site, a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Management believes that reporting income measures excluding asset impairments, restructuring charges and certain other significant items provides useful insight to investors by more clearly presenting the core operations of Great Lakes Chemical Corporation.  This may help investors evaluate the company’s performance period over period and identify important operating trends that would be otherwise masked by the excluded items.  These measures also permit investors to view the company’s performance using the same information that company management uses to evaluate the performance of the company’s various businesses, including the allocation of available resources.

While the company believes that these non-GAAP financial measures are useful in evaluating the company’s financial performance, investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Item 9.01          Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description

99.1	Press release dated February 2, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT LAKES CHEMICAL CORPORATION

Date: February 3, 2005	By:	/s/ WILLIAM L. SHERWOOD

William L. Sherwood Vice President and Corporate Controller